Limited Term Tax-Exempt Bond Fund of America

January 31, 2015

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2, complete answers are as follows:

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$31,495
Class B	$14
Class C	$287
Class F1	$1,030
Class F2	$2,737
Total	$35,563
Class R-6	$2,010
Total	$2,010

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	$0.1900
Class B	$0.1300
Class C	$0.1300
Class F1	$0.1800
Class F2	$0.2100
Class R-6	$0.2100

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	166,858
Class B	86
Class C	2,065
Class F1	5,454
Class F2	13,343
Total	187,806
Class R-6	10,516
Total	10,516

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$16.20
Class B	$16.20
Class C	$16.20
Class F1	$16.20
Class F2	$16.20
Class R-6	$16.20